Exhibit 99.1

NEWS RELEASE

Contacts:

Cindy Resman	Jeff Warren
Public Relations	Investor Relations
+1-763-505-0291	+1-763-505-2696

FOR IMMEDIATE RELEASE

MEDTRONIC ELECTS SCOTT C. DONNELLY TO THE BOARD OF DIRECTORS

MINNEAPOLIS – April 24, 2013 – Medtronic, Inc. (NYSE: MDT) today announced that its Board of Directors unanimously elected Scott C. Donnelly, chairman and CEO of Textron, Inc., a multi-industry company in the aircraft, defense, automobile, industrial and finance businesses worldwide, to the Board as an independent director, effective July 1, 2013.

Mr. Donnelly has been president and CEO of Textron since 2009 and chairman of the Board of Directors since 2010, having previously served there since 2008 as executive vice president and chief operating officer. Prior to joining Textron, Mr. Donnelly held several roles at General Electric Company from 1989 to 2008, including president and chief executive officer of GE Aviation, senior vice president and director of GE Global Research and vice president of technology for GE Healthcare. Mr. Donnelly received a B.S. degree in electrical and computer engineering from the University of Colorado at Boulder, where he serves on its Engineering Advisory Committee.

“We are delighted to have Scott Donnelly join our Board of Directors. He has broad experience across multiple industries on a global scale together with deep technical expertise,” said Omar Ishrak, Medtronic chairman and chief executive officer. “I look forward to Scott’s counsel as we execute on our twin strategies of globalization and economic value for patients and health systems around the world.”

About Medtronic

Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology – alleviating pain, restoring health and extending life for millions of people around the world.

Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

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